Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mark Kochvar
January 23, 2012	Chief Financial Officer
724-465-4826

S&T Bancorp, Inc. Announces 2011 Results

Indiana, Pennsylvania – S&T Bancorp, Inc. (NASDAQ: STBA), a full-service financial institution with office locations in 10 Pennsylvania counties, has announced its full year and fourth quarter earnings for 2011.

Todd D. Brice, president and chief executive officer of S&T Bancorp, Inc., offered the following highlights:

•	Full year 2011 earnings increased 6% to $39.7 million or $1.41 diluted earnings per common share compared to 2010 earnings of $37.3 million or $1.34 diluted earnings per common share.

•	Fourth quarter earnings were $9.3 million, with diluted earnings per common share of $0.33 compared to $0.44 in the third quarter of 2011 and $0.31 in the fourth quarter of 2010.

•	Redeemed $108.7 million of preferred stock from the U.S. Department of Treasury’s Capital Purchase Program (CPP) without raising additional capital.

•

Asset quality metrics continue to show improvement with nonperforming assets to total loans plus other real estate owned (OREO) down to 1.92% compared to 2.08% in the third quarter of 2011 and 2.07% in the fourth quarter of 2010.

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S&T Earnings Release - 2

S&T Bancorp, Inc. Announces 2011 Results (continued)

“In 2011, S&T Bank had success in two areas that will generate plenty of momentum as we move into 2012,” said Todd D. Brice, president and chief executive officer. “First, we redeemed all of the preferred stock we issued through the U.S. Treasury’s Capital Purchase Program, a move that will boost earnings in 2012 by $0.22 per share. Second, we announced the pending acquisition of Mainline Bancorp, which is expected to close in the first quarter of 2012. This merger will capitalize on the synergies between our two banks and give us a greater presence in key regions that include Blair and Cambria counties.”

U.S Treasury’s Capital Purchase Program

During the fourth quarter, S&T redeemed all of the preferred stock it sold to the U.S. Department of the Treasury in January of 2009 as part of the CPP. S&T’s strong capital position allowed for the repurchase of the preferred shares without raising additional capital and without any conditions from regulators. S&T used available cash to fund the repurchase of the outstanding preferred stock for $108.7 million and the payment of the final dividend of $0.3 million. As a result of this redemption, a one-time non-cash reduction in net income available to common shareholders of approximately $1.8 million or $0.06 per common diluted share was recognized to accelerate the accretion of the discount for the preferred stock.

Net Interest Income (FTE)

Net interest income and net interest margin on a fully taxable equivalent basis decreased from the prior year primarily due to a shift in asset mix from loans to lower yielding securities. This shift in asset mix is a result of significant loan pay downs during 2011. Net interest income for the full year 2011 was $141.5 million compared to $150.5 million in 2010. The net interest margin declined in 2011 to 3.83% from 4.05% in 2010. Average loans decreased $169.2 million from the prior year, while the yield decreased by 21 basis points to 4.88%. The decrease in loans was offset by an increase in average securities of $153.0 million mainly due to an increase in excess funds held at the Federal Reserve.

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S&T Earnings Release - 3

S&T Bancorp, Inc. Announces 2011 Results (continued)

These excess funds have decreased the yield on securities by 132 basis points to 2.58%.

Net interest income for the fourth quarter of 2011 was $35.2 million compared to $34.9 million in the third quarter of 2011. The net interest margin increased to 3.79% in the fourth quarter of 2011 compared to 3.76% in the third quarter of 2011. The increase in income and rate is due to favorable borrowing and certificate of deposit repricing, combined with higher loan related fees.

Asset Quality

Asset quality metrics continue to show improvement. Nonperforming assets decreased to $60.1 million or 1.92% of total loans plus OREO compared to $65.2 million or 2.08% in the third quarter of 2011 and down from $69.7 million or 2.07% in the fourth quarter of 2010. Included in nonperforming assets were troubled debt restructurings (TDRs) of $18.2 million. These restructured loans are a result of our continued efforts to work directly with our customers through the current challenging economic cycle.

The provision for loan losses decreased in 2011 to $15.6 million from $29.5 million in 2010. Net charge-offs were also down significantly in 2011, to 0.56% of average loans compared to 1.11% in 2010. For the fourth quarter of 2011, the provision for loan losses was $2.3 million compared to $1.5 million for the third quarter of 2011 and $7.7 million in the fourth quarter of 2010. Net charge-offs were $5.0 million for the fourth quarter compared to $8.0 million in the third quarter and $12.6 million in the fourth quarter of 2010. The decrease in provision during 2011 is primarily a result of a general improvement in asset quality.

The allowance for loan losses at December 31, 2011 was $48.8 million or 1.56% of total loans, as compared to $51.5 million or 1.64% at September 30, 2011 and $51.4 million or 1.53% at December 31, 2010. The allowance to nonperforming loans was 87% at both December 31, 2011 and September 30, 2011 and 80% at December 31, 2010. Included in the allowance is $5.5 million of specific reserves compared to $2.9 million in the third quarter of 2011 and $3.6 million in the fourth quarter of 2010.

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S&T Earnings Release - 4

S&T Bancorp, Inc. Announces 2011 Results (continued)

Noninterest Income

Noninterest income decreased $2.7 million to $44.2 million for the full year 2011 compared to $46.9 for the full year 2010. The decrease from the prior year primarily relates to a $2.2 million decline in mortgage banking and a $1.2 million decline in service charges and fees on deposits. The decrease in mortgage banking is due to lower volume of loan sales in the secondary market. The decrease in service charges and fees relates to a $1.8 million decline in overdraft fees due to regulatory changes that took effect in August 2010. This decrease was partially offset by an increase in new deposit related fees of $0.5 million in 2011.

Noninterest income for the fourth quarter increased to $11.6 million compared to $10.4 million in the third quarter of 2011. The increase of $1.2 million primarily relates to mortgage banking activities. During the third quarter, lower interest rates resulted in a decrease in the value of the mortgage servicing rights asset of $0.8 million, and in the fourth quarter, increased activity resulted in an increase in fees of $0.2 million.

Noninterest Expense

Noninterest expense decreased for the full year 2011 by $1.7 million to $103.9 million compared to $105.6 million in 2010. The decrease was driven by a reduction of $1.9 million in FDIC expense as a result of a change in methodology for the assessment and a $1.1 million decrease in loan collection fees as asset quality improved. During 2010 there were one time costs of $2.3 million for a legal settlement and a $1.1 million write-off of start-up expenses for a mutual fund advised by an affiliate. These decreases were offset by higher salaries and benefits cost of $1.5 million primarily related to annual merit increases.

Noninterest expense for the fourth quarter was $26.7 million compared to $24.2 million for the third quarter of 2011. The increase from the third quarter of 2011 includes higher

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S&T Earnings Release - 5

S&T Bancorp, Inc. Announces 2011 Results (continued)

salaries and benefits of $1.2 million primarily related to higher medical cost in the current quarter and increased incentive plan expense. Also, there was a reduction in the reserve for unfunded loan commitments of $1.2 million in the third quarter compared to a reduction of $0.5 million in the fourth quarter. The $0.5 million reduction in reserves in the fourth quarter is due to a decline in available commitments.

Financial Condition

Total assets have remained relatively unchanged since the fourth quarter of 2010 at $4.1 billion. The decline in loan balances has been offset by commensurate increases in securities, primarily excess cash held at the Federal Reserve. An encouraging sign is the significant slowdown in the decline of loan balances experienced in the fourth quarter of 2011. Gross loans decreased by only $3.5 million in the fourth quarter compared to a decrease of $227.8 million in the first three quarters of 2011. Deposits remained little changed at $3.3 billion since the fourth quarter of 2010, although with some improvement in mix.

S&T’s capital ratios declined due to the redemption of the CPP, but remain significantly above the “well capitalized” thresholds of federal bank regulatory agencies with a tier 1 leverage capital ratio of 9.17%, tier 1 risk-based capital ratio of 11.63% and total risk-based capital ratio of 15.20%. S&T’s tangible common equity ratio was 8.09% for the fourth quarter of 2011 compared to 8.30% for the third quarter of 2011 and 7.61% for the fourth quarter of 2010. The decline in the fourth quarter of 2011 is due to an increase in the pension liability caused by a lower discount rate.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA. For more information, visit www.stbancorp.com.

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S&T Earnings Release - 6

S&T Bancorp, Inc. Announces 2011 Results (continued)

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values and competition. In addition to the results of operations presented in accordance with Generally Accepted Accounting Principles (GAAP), S&T management uses and this press release contains or references, certain non-GAAP financial measures, such as net interest income on a fully taxable equivalent basis. S&T believes these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends as they facilitate comparisons with the performance of others in the financial services industry. Although S&T believes that these non-GAAP financial measures enhance investors’ understanding of S&T’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. A reconciliation of these non-GAAP financial measures is presented in the attached financial data spreadsheet. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.

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S&T Earnings Release - 7

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands, except per share data)

	For the Twelve Months Ended December 31,
	2011	2010

Income Statements
Interest Income	$165,079	$180,419
Interest Expense	27,733	34,573

Net Interest Income	137,346	145,846
Taxable Equivalent Adjustment	4,155	4,627

Net Interest Income (FTE)	141,501	150,473

Provision For Loan Losses	15,609	29,511

Net Interest Income After Provisions (FTE)	125,892	120,962

Security (Losses) Gains, Net	(124)	274

Service Charges and Fees	9,978	11,178
Wealth Management	8,180	7,808
Insurance	8,314	8,312
Other	17,709	19,638

Total Noninterest Income	44,181	46,936

Salaries and Employee Benefits	51,078	48,715
Occupancy and Equipment Expense, Net	11,884	11,982
Data Processing Expense	6,853	6,145
FDIC Expense	3,570	5,426
Other	30,523	33,365

Total Noninterest Expense	103,908	105,633

Income Before Taxes	66,041	62,539
Taxable Equivalent Adjustment	4,155	4,627
Applicable Income Taxes	14,622	14,432

Net Income	47,264	43,480
Preferred Stock Dividends and Discount Amortization	7,611	6,201

Net Income Available to Common Shareholders	$39,653	$37,279

Per Common Share Data:

Average Shares Outstanding - Diluted	27,990,150	27,813,406
Net Income - Diluted *	$1.41	$1.34
Dividends Declared	$0.60	$0.60

*	Diluted earnings per share under the two-class method is determined on the net income reported on the income statement less earnings allocated to participating securities.

S&T Earnings Release - 8

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands, except per share data)

	2011	2011	2010
	Fourth Quarter	Third Quarter	Fourth Quarter

Income Statements
Interest Income	$40,258	$40,845	$44,210
Interest Expense	6,192	6,976	7,876

Net Interest Income	34,066	33,869	36,334
Taxable Equivalent Adjustment	1,101	1,002	1,075

Net Interest Income (FTE)	35,167	34,871	37,409

Provision For Loan Losses	2,336	1,535	7,676

Net Interest Income After Provisions (FTE)	32,831	33,336	29,733

Security (Losses) Gains, Net	—	(81)	11

Service Charges and Fees	2,622	2,683	2,473
Wealth Management	2,021	1,965	2,047
Insurance	1,809	2,192	1,855
Other	5,122	3,584	5,616

Total Noninterest Income	11,574	10,424	11,991

Salaries and Employee Benefits	13,446	11,741	12,452
Occupancy and Equipment Expense, Net	2,831	2,916	3,104
Data Processing Expense	1,925	1,743	1,544
FDIC Expense	678	749	1,367
Other	7,792	7,044	8,551

Total Noninterest Expense	26,672	24,193	27,018

Income Before Taxes	17,733	19,486	14,717
Taxable Equivalent Adjustment	1,101	1,002	1,075
Applicable Income Taxes	4,376	4,681	3,352

Net Income	12,256	13,803	10,290
Preferred Stock Dividends and Discount Amortization	2,939	1,559	1,553

Net Income Available to Common Shareholders	$9,317	$12,244	$8,737

Per Common Share Data:

Shares Outstanding at End of Period	28,131,249	28,106,451	27,951,689
Average Shares Outstanding - Diluted	28,068,064	28,025,419	27,883,109
Diluted Earnings Per Common Share *	$0.33	$0.44	$0.31
Dividends Declared	$0.15	$0.15	$0.15
Common Book Value	$17.44	$17.68	$16.91
Tangible Common Book Value (1)	$11.36	$11.58	$10.73
Market Value	$19.55	$16.16	$22.59

*	Diluted earnings per share under the two-class method is determined on the net income reported on the income statement less earnings allocated to participating securities.

S&T Earnings Release - 9

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	For the Twelve Months Ended December 31,
	2011		2010

Net Interest Margin (FTE) (Yearly Averages)
Assets
Loans	$3,216,857	4.88%	$3,386,103	5.09%
Securities/Other	479,731	2.58%	326,757	3.90%

Total Interest-earning Assets	3,696,588	4.58%	3,712,860	4.98%
Noninterest-earning Assets	376,020		410,595

Total Assets	$4,072,608		$4,123,455

Liabilities and Shareholders’ Equity
Now/Money Market/Savings	$1,297,360	0.15%	$1,267,708	0.26%
Certificates of Deposit	1,181,822	1.77%	1,300,803	1.95%
Borrowed Funds < 1 Year	42,135	0.13%	78,963	0.27%
Borrowed Funds > 1 Year	122,270	3.87%	133,539	4.23%

Total Interest-bearing Liabilities	2,643,587	1.05%	2,781,013	1.24%

Noninterest-bearing Liabilities
Demand Deposits	792,911		728,708
Shareholders’ Equity/Other	636,110		613,734

Total Noninterest-bearing Liabilities	1,429,021		1,342,442

Total Liabilities and Shareholders’ Equity	$4,072,608		$4,123,455

Net Interest Margin		3.83%		4.05%

	2011		2011		2010
	Fourth Quarter		Third Quarter		Fourth Quarter

Net Interest Margin (FTE) (Quarterly Averages)
Assets
Loans	$3,126,126	4.83%	$3,171,379	4.85%	$3,360,786	5.02%
Securities/Other	562,541	2.32%	510,575	2.39%	296,270	3.77%

Total Interest-earning Assets	3,688,667	4.45%	3,681,954	4.51%	3,657,056	4.92%
Noninterest-earning Assets	381,191		376,077		460,073

Total Assets	$4,069,858		$4,058,031		$4,117,129

Liabilities and Shareholders’ Equity
Now/Money Market/Savings	$1,338,276	0.14%	$1,287,489	0.14%	$1,289,946	0.25%
Certificates of Deposit	1,135,517	1.64%	1,159,557	1.81%	1,268,473	1.82%
Borrowed Funds < 1 Year	41,261	0.11%	41,257	0.12%	48,121	0.11%
Borrowed Funds > 1 Year	122,660	3.21%	123,103	3.93%	120,192	4.16%

Total Interest-bearing Liabilities	2,637,714	0.93%	2,611,406	1.06%	2,726,732	1.15%

Noninterest-bearing Liabilities
Demand Deposits	800,188		799,247		757,857
Shareholders’ Equity/Other	631,956		647,378		632,540

Total Noninterest-bearing Liabilities	1,432,144		1,446,625		1,390,397

Total Liabilities and Shareholders’ Equity	$4,069,858		$4,058,031		$4,117,129

Net Interest Margin		3.79%		3.76%		4.05%

S&T Earnings Release - 10

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	2011		2011		2010
	Fourth Quarter		Third Quarter		Fourth Quarter
Balance Sheets (Period-End)
Assets
Cash	$61,723		$58,552		$48,182
Securities	584,615		563,152		370,404
Loans, Net	3,083,768		3,084,609		3,312,540
Other Assets	389,888		385,657		383,213

Total Assets	$4,119,994		$4,091,970		$4,114,339

Liabilities and Shareholders’ Equity
Noninterest-bearing Demand Deposits	$818,686		$817,518		$765,812
Interest-bearing Deposits	2,517,173		2,453,913		2,551,712
Short-term Borrowings	105,370		42,409		40,653
Long-term Debt	122,493		122,938		119,984
Other Liabilities	65,746		51,518		57,513
Shareholders’ Equity	490,526		603,674		578,665

Total Liabilities and Shareholders’ Equity	$4,119,994		$4,091,970		$4,114,339

	2011		2011		2010
	Fourth Quarter		Third Quarter		Fourth Quarter
Loans (Period-End)
Consumer
Home Equity	$411,404		$423,166		$441,096
Residential Mortgage	358,846		350,619		359,536
Installment & Other Consumer	67,131		68,049		74,780
Construction	2,440		3,111		4,019

Total Consumer Loans	839,821		844,945		879,431

Commercial
Commercial Real Estate	1,415,333		1,414,398		1,494,202
Commercial & Industrial	685,753		681,866		722,359
Construction	188,852		190,974		259,598

Total Commercial Loans	2,289,938		2,287,238		2,476,159

Total Portfolio Loans	3,129,759		3,132,183		3,355,590
Loans Held for Sale	2,850		3,959		8,337

Total Loans	$3,132,609		$3,136,142		$3,363,927

Nonperforming Loans (NPL)
Consumer		% NPL		% NPL		% NPL
Home Equity	$2,936	0.71%	$3,095	0.73%	$1,432	0.32%
Residential Mortgage	7,228	2.01%	6,719	1.92%	5,996	1.67%
Installment & Other Consumer	4	0.01%	15	0.02%	65	0.09%
Construction	181	7.42%	181	5.82%	526	13.09%

Total Consumer Loans	10,349	1.23%	10,010	1.18%	8,019	0.91%

Commercial
Commercial Real Estate	31,648	2.24%	34,524	2.44%	44,310	2.97%
Commercial & Industrial	7,571	1.10%	6,002	0.88%	3,567	0.49%
Construction	6,547	3.47%	8,703	4.56%	7,987	3.08%

Total Commercial Loans	45,766	2.00%	49,229	2.15%	55,864	2.26%

Total Nonperforming Loans	$56,115	1.79%	$59,239	1.89%	$63,883	1.90%

S&T Earnings Release - 11

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	2011		2011		2010
	Fourth Quarter		Third Quarter		Fourth Quarter
Construction and Commercial Real Estate (CRE) PA vs. Out-of-State
Pennsylvania	$1,301,211		$1,295,367		$1,390,635
Out-of-State	302,974		310,005		363,165

Total Construction and CRE PA vs. Out-of-State	$1,604,185		$1,605,372		$1,753,800

Construction and CRE - NPL PA vs. Out-of-State		% NPL		% NPL		% NPL
Pennsylvania	$33,665	2.59%	$38,864	3.00%	$43,515	3.13%
Out-of-State	4,530	1.50%	4,363	1.41%	8,782	2.42%

Total Construction and CRE - NPL PA vs. Out-of-State	$38,195	2.38%	$43,227	2.69%	$52,297	2.98%

	2011		2011		2010
	Fourth Quarter		Third Quarter		Fourth Quarter
Construction and CRE by Type
Retail/Strip Malls	$288,453		$286,424		$304,324
Offices	218,619		216,815		232,655
Residential Rental Properties	198,011		198,422		242,756
Hotels	193,833		186,342		192,954
Healthcare/Education	105,642		107,871		95,029
Real Estate Development - Commercial	102,623		98,196		90,136
Flex/Mixed Use	97,766		95,578		118,610
Manufacturing/Industrial/Warehouse	95,883		99,382		118,791
Real Estate Development - Residential	60,808		73,145		88,487
Recreational	43,152		43,770		44,514
Restaurant	29,921		35,259		41,398
Convenience Stores	29,489		28,250		24,637
Miscellaneous	139,985		135,918		159,509

Total Construction and CRE by Type	$1,604,185		$1,605,372		$1,753,800

	2011		2011		2010
	Fourth Quarter		Third Quarter		Fourth Quarter
Construction and CRE - NPL by Type		% NPL		% NPL		% NPL
Retail/Strip Malls	$5,285	1.83%	$2,371	0.83%	$3,176	1.04%
Offices	3,973	1.82%	5,124	2.36%	2,720	1.17%
Residential Rental Properties	2,851	1.44%	3,381	1.70%	11,087	4.57%
Hotels	700	0.36%	1,100	0.59%	1,465	0.76%
Healthcare/Education	311	0.29%	—	0.00%	1,509	1.59%
Real Estate Development - Commercial	771	0.75%	1,660	1.69%	5,525	6.13%
Flex/Mixed Use	—	0.00%	—	0.00%	2,740	2.31%
Manufacturing/Industrial/Warehouse	4,638	4.84%	5,183	5.22%	1,944	1.64%
Real Estate Development - Residential	6,284	10.33%	8,352	11.42%	6,693	7.56%
Recreational	9,365	21.70%	9,463	21.62%	9,344	20.99%
Restaurant	940	3.14%	4,153	11.78%	5,759	13.91%
Convenience Stores	—	0.00%	—	0.00%	—	0.00%
Miscellaneous	3,077	2.20%	2,440	1.80%	335	0.21%

Total Construction and CRE - NPL by Type	$38,195	2.38%	$43,227	2.69%	$52,297	2.98%

S&T Earnings Release - 12

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	2011	2011	2010
	Fourth Quarter	Third Quarter	Fourth Quarter
Commercial Credit Exposure
Pass
Commercial Real Estate	$1,229,005	$1,201,955	$1,297,242
Commercial & Industrial	600,895	601,552	619,011
Construction	136,270	148,084	221,492

Total Pass	$1,966,170	$1,951,591	$2,137,745

Special Mention
Commercial Real Estate	$84,400	$89,164	$86,653
Commercial & Industrial	33,135	19,450	76,158
Construction	17,106	10,432	16,308

Total Special Mention	$134,641	$119,046	$179,119

Substandard
Commercial Real Estate	$101,928	$123,279	$110,307
Commercial & Industrial	51,723	60,864	27,190
Construction	35,476	32,458	21,798

Total Substandard	$189,127	$216,601	$159,295

S&T Earnings Release - 13

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	2011	2011	2010
	Fourth Quarter	Third Quarter	Fourth Quarter
Asset Quality Data
Nonperforming Loans	$56,115	$59,239	$63,883
Assets Acquired through Foreclosure or Repossession	3,967	5,992	5,820
Nonperforming Assets	60,082	65,231	69,703
Troubled Debt Restructurings (Nonaccrual)	18,184	22,124	32,779
Allowance for Loan Losses	48,841	51,533	51,387
Nonperforming Loans / Loans	1.79%	1.89%	1.90%
Nonperforming Assets / Loans plus OREO	1.92%	2.08%	2.07%
Allowance for Loan Losses / Loans	1.56%	1.64%	1.53%
Allowance for Loan Losses / Nonperforming Loans	87%	87%	80%
Net Loan Charge-offs (Recoveries)	5,028	8,006	12,570
Net Loan Charge-offs (Recoveries) (Annualized) / Average Loans	0.64%	1.00%	1.48%

Profitability Ratios (Annualized)
Common Return on Average Assets	0.91%	1.20%	0.84%
Common Return on Average Tangible Assets (2)	0.95%	1.25%	0.88%
Common Return on Average Equity	6.41%	8.12%	6.00%
Common Return on Average Tangible Common Equity (3)	11.29%	15.20%	11.59%
Efficiency Ratio (FTE) (4)	57.06%	53.41%	54.69%

Capitalization Ratios
Dividends Paid to Net Income	45.25%	34.40%	47.82%
Common Equity / Assets	11.91%	12.14%	11.48%
Tier 1 Leverage Ratio	9.17%	11.80%	11.07%
Risk-Based Capital - Tier 1	11.63%	14.95%	13.28%
Risk-Based Capital - Total	15.20%	18.51%	16.68%
Tangible Common Equity / Tangible Assets (5)	8.09%	8.30%	7.61%

	For the Twelve Months Ended December 31,
	2011	2010
Asset Quality Data
Net Loan Charge-offs (Recoveries)	18,155	37,704
Net Loan Charge-offs (Recoveries) / Average Loans	0.56%	1.11%

Profitability Ratios (Annualized)
Common Return on Average Assets	0.97%	0.90%
Common Return on Average Tangible Common Assets (6)	1.02%	0.94%
Common Return on Average Shareholders’ Equity	6.78%	6.58%
Common Return on Average Tangible Common Equity (7)	12.62%	12.98%
Efficiency Ratio (FTE) (4)	55.96%	53.51%

Capitalization Ratios
Dividends Paid to Net Income	42.44%	44.75%

S&T Earnings Release - 14

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

		2011	2011	2010
		Fourth Quarter	Third Quarter	Fourth Quarter
Definitions and Reconciliation of GAAP to Non-GAAP Financial Measures:

(1)	Tangible Common Book Value
	Common Book Value (GAAP Basis)	$17.44	$17.68	$16.91
	Effect of Excluding Intangible Assets	(6.08)	(6.10)	(6.18)

	Tangible Common Book Value	$11.36	$11.58	$10.73

(2)	Common Return on Average Tangible Assets
	Common Return on Average Assets (GAAP Basis)	0.91%	1.20%	0.84%
	Effect of Excluding Intangible Assets	0.04%	0.05%	0.04%

	Common Return on Average Tangible Assets	0.95%	1.25%	0.88%

(3)	Common Return on Average Tangible Common Equity
	Common Return on Average Common Equity (GAAP Basis)	6.41%	8.12%	6.00%
	Effect of Excluding Intangible Assets	2.17%	3.80%	3.03%
	Effect of Excluding Preferred Stock	2.71%	3.28%	2.56%

	Common Return on Average Tangible Common Equity	11.29%	15.20%	11.59%

(4)	Recurring noninterest expense divided by recurring noninterest income plus net interest income, on a fully taxable equivalent basis.

(5)	Tangible Common Equity / Tangible Assets
	Common Equity / Assets (GAAP Basis)	11.91%	12.14%	11.48%
	Effect of Excluding Intangible Assets	-3.82%	-3.84%	-3.87%

	Tangible Common Equity / Tangible Assets	8.09%	8.30%	7.61%

			For the Twelve Months Ended December 31,
			2011	2010

(6)	Common Return on Average Tangible Common Assets
	Common Return on Average Assets (GAAP Basis)		0.97%	0.90%
	Effect of Excluding Intangible Assets		0.05%	0.04%

	Common Return on Average Tangible Common Assets		1.02%	0.94%

(7)	Common Return on Average Tangible Common Equity
	Common Return on Average Shareholders’ Equity (GAAP Basis)		6.78%	6.58%
	Effect of Excluding Intangible Assets		3.03%	3.49%
	Effect of Excluding Preferred Stock		2.81%	2.91%

	Common Return on Average Tangible Common Equity		12.62%	12.98%